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                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT is entered into as of the 7th day of July, 1999 between SHARED TECHNOLOGIES CELLULAR, INC., a corporation organized under the laws of the State of Delaware, with its principal place of business at 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109 (the "Borrower"); and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company with its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Lender").

                                    RECITALS:

         WHEREAS, Borrower has requested that the Lender make available to Borrower a Revolving Credit Loan Facility in the principal amount of Ten Million Dollars ($10,000,000.00). The Lender is willing to provide, on a secured basis, such loan facility to the Borrower, subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the Lender and the Borrower hereby agree as follows:

ARTICLE 1.        DEFINITIONS

         1.1 TERMS.

         As used in this Agreement, the following terms hall have the meanings set out respectively after each such term (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Advance" shall have the meaning set forth in SECTION 2.1(a) hereof.

         "Affiliate" shall mean, as applied to any Person, the spouse of such Person, any relative of such Person within the third degree, any member, director, officer, stockholder, warrant holder, or general partner of such Person, any corporation, association, firm or other entity of which such Person is a member, director, officer, stockholder, or general partner, and any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, including but not limited to the Principals and others determined by the Lender.

         "Agreement" shall mean this Loan Agreement, as the same may be amended from time to time by the parties hereto.

         "Authorizations" shall have the meaning set forth at SECTION 3.7 hereof.

         "Borrower" shall have the meaning set forth in the Preamble hereto.
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         "Borrowing Base" shall have the meaning set forth at SECTION 2.1 (a)
hereof.

         "Borrowing Base Certificate" shall mean a certificate in the form of EXHIBIT B hereto.

         "Borrowing Certificate" shall mean a written request for an Advance in the form of EXHIBIT A hereto.

          "Business Day" shall mean a day that commercial banks in the City of Boston, Massachusetts, are open for the conduct of regular banking business.

         "Call Centers" shall mean Borrower's facilities at which Borrower monitors its businesses.

         "Capital Expenditure" means all expenditures paid or incurred by Borrower and/or Guarantor in respect of (i) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment or any other fixed assets or leaseholds to the extent such expenditures have been or should be, in accordance with GAAP, capitalized on the books of the Borrower and/or Guarantor, and (ii) to the extent related to and not included in (i) above, materials, contract labor and direct labor, to the extent such expenditures have been or should be, in accordance with GAAP, capitalized on the books of the Borrower and/or Guarantor. Where a fixed asset is acquired by a lease which is required to be capitalized pursuant to Statement of Financial Accounting Standards Number 13 or any successor thereto, the amount required to be capitalized in accordance therewith shall be considered to be a Capital Expenditure in the year such asset is first leased.

         "Capital Lease" shall mean a lease of property that is required to be recorded as a liability on the lessee's balance sheet under GAAP, with the amount of a Capital Lease to be deemed to be the amount of the liability so recorded.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9600 et seq., as amended and in effect from time to time.

         "Closing Date" shall mean the date set forth at the beginning of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect.

         "Collateral" shall have the meaning set forth in SECTION 2.8 hereof.

         "Commitment Fee" shall have the meaning set forth at SECTION 2.2 hereof.

         "Commitment Termination Date" shall mean July 6, 2001.

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         "Compliance Certificate" shall mean the certificate required by SECTION
4.1(b)(xiv) and SECTIONS 5.4(a) and 5.4(b) hereof, in the form of EXHIBIT C annexed hereto.

         "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Contingent Obligations", as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person (x) with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligations of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (y) in support of any letter of credit issued for the account of that Person or for which that Person is otherwise liable for reimbursement thereof, or (z) under interest rate protection or other hedging agreements. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported, or, in the case of interest rate protection or other hedging agreements, the then fair market value of such agreements.

         "Current Assets" shall mean Borrower's and Guarantor's combined cash and cash equivalents, inventory and Receivables, excluding intercompany receivables and Receivables more than 90 days past due.

         "Current Liabilities" shall mean Borrower's and Guarantor's accounts payable and accrued expenses, and current maturities of long-term debt, excluding intercompany accounts payable.

         "Current Ratio" shall mean the ratio of Current Assets to Current Liabilities (exclusive of Telecom Taxes payable).

         "Default Rate" shall have the meaning set forth in SECTION 2.6 hereof.

         "Eligible Accounts Receivable shall mean a Receivable which is acceptable to the Lender in its sole and reasonable discretion, but at least is continuously in compliance with all of the following:

                  (a) The Receivable is an account which arose in the ordinary course of the business of Borrower or Guarantor from or in connection with a bona fide sale of goods or rendition of services, performed in accordance with an order or contract, oral or written, wherein all obligations of the Borrower or Guarantor regarding the

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         shipment or delivery of such goods to the customer have been satisfied or the services have been performed for the customer; no material part of such goods has been returned, rejected, lost or damaged; the Receivable is not evidenced by chattel paper or an instrument of any kind; and the customer is not insolvent or the subject of any bankruptcy or insolvency proceeding of any kind;

                  (b) The rights of the Borrower and Guarantor in and to the Receivable and the proceeds thereof are not subject to any assignment, claim, lien, security interest or other encumbrance other than liens in favor of the Lender;

                  (c) The Receivable is not disputed nor subject to offset, credit allowance, contra account or adjustment by the customer, except discounts and allowances for prompt payment disclosed to the Lender;

                  (d) The customer is not located in the State of New Jersey or the Borrower has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year;

                  (e) The Receivable does not arise out of a transaction with an employee, officer, agent, director, stockholder, affiliate, or subsidiary of the Borrower, or any person which, directly or indirectly, controls or is controlled by, or is under common control with, the Borrower, as determined by the Lender;

                  (f) The Rental Accounts Receivable has been due and payable for thirty (30) days or less from the due date prescribed by the terms of the sale and the Prepaid Accounts Receivable has been due and payable for sixty (60) days or less from the due date prescribed by the terms of the sale; and

                  (g) The financial condition of the customer is satisfactory to the Lender in its sole and reasonable discretion; and

                  (h) The Receivables are not from customers located outside of the United States, provided, however, that Receivables generated from foreign rental customers who utilize a credit card for payment of the Receivable, which may or may not be drawn on a foreign bank, shall be deemed to be Eligible Accounts Receivable.

         "Environmental Requirement" shall mean all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, policies and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders, relating to the protection of human health or the environment.

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         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Event of Default" shall have the meaning set forth at SECTION 7.1 hereof.

         "Facility Fee" shall have the meaning set forth at SECTION 2.2 hereof.

         "Fiscal Quarter" shall mean each quarterly period ending on March 31, June 30, September 30 and December 31 in each year.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "Guarantor" shall mean The Cellular Hotline, Inc., a Missouri corporation.

         "Guaranty" shall have the meaning set forth at SECTION 2.7 hereof.

         "Hazardous Materials" shall mean any flammable explosives, radioactive materials, hazardous waste, toxic substances or related materials, including, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde, radon, and any substance defined as or included in the definition of (a) any "hazardous waste" as defined by Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any "hazardous substance" as defined by CERCLA, and regulations promulgated thereunder; (c) any "toxic substance" as defined by the Toxic Substance Control Act, as amended from time to time, and the regulations promulgated thereunder;
(d) any petroleum product; and (e) any other substance, pollutant, contaminant, chemical or industrial toxic or hazardous substance or waste, including, without limitation, hazardous materials, within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "Indebtedness" shall mean as to any Person at any date (without duplication): (1) any indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations of such Person as lessee under Capital Leases and under any lease or similar assignment that cannot be canceled by such Person and has a term of more than one (1) year from the

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date of determination; (3) current liabilities of such Person in respect of unfunded vested benefits under any pension plan or similar plan of such Person or maintained by such Person; (4) obligations of such Person under letters of credit issued for the account of such Person; (5) obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed or guaranteed by such Person; (6) guarantees by such Person of Indebtedness of another Person other than guarantees of collection or deposit in the ordinary course of business; and (7) reimbursement obligations of any Person (whether contingent or otherwise) in respect of letters of credit, bankers, acceptances, surety or other bends and similar instruments.

         "Investments" shall mean any payment of money or property to a Person in exchange for an equity interest or evidence of indebtedness of such Person or in exchange for any right to acquire an equity interest or evidence of indebtedness of such Person.

         "Leasehold Mortgage" shall have the meaning set forth at SECTION 2.8 hereof.

         "Legal Requirement" shall mean any requirement imposed upon the Lender by any law of the United States of America or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or any other board or governmental or administrative agency of the United States of America, or any political subdivision of any thereof.

         "Lender" shall mean State Street Bank and Trust Company, a Massachusetts trust company, and its successors and assigns.

         "Lien" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement), any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or similar notice of security interest under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

         "Loan" shall mean the Revolving Credit Loan.

         "Loan Documents" means this Agreement, the Note, the Security Documents, the Guaranty, the Warranty and any other security agreement, pledge agreement, collateral assignment, mortgage or guaranty executed and delivered by the Borrower and the Guarantor in connection herewith or pursuant hereto.

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         "Material Contracts" shall mean those contracts described in SECTION
3.8 hereof and on Schedule 3.8 (b) hereto.

         "Net Income [Net Loss]" shall mean Borrower's and Guarantor's consolidated net income, [net loss] determined in accordance with GAAP and shall reflect all costs and expenditures under GAAP other than expenditures properly classified as Capital Expenditures.

         "Net Proceeds" shall mean the gross cash proceeds received by the Borrower or Guarantor from the sale or other disposition of assets, other than assets sold in the ordinary course of business, less actual selling expenses and attorneys' fees incurred in connection therewith and good faith estimated taxes payable as a result thereof, and other reasonable amounts agreed to by the Lender in its reasonable judgment that are incurred in connection with such sale; provided, that in the event that the actual taxes paid in respect of any such sale or other disposition are less than the good faith estimated taxes at the time of such sale, "Net Proceeds" shall be deemed to include such difference on the date payment of such taxes is due.

         "Note" shall mean the Promissory Note in the principal amount of $10,000,000.00, evidencing Borrower's obligation to repay the Revolving Credit Loan, to be issued by the Borrower to the Lender on the Closing Date in the form of EXHIBIT D, duly executed with all blanks appropriately completed.

         "Obligations" shall mean all liabilities, obligations and indebtedness of the Borrower and the Guarantor under this Agreement, the Security Documents and the Note, whether now existing or hereafter arising, specifically including, without limitation, all obligations to reimburse costs of the Lender under
SECTION 9.2 hereof, all liabilities and obligations under standby letters of credit issued by the Lender for the account of the Borrower, and any overdrafts on account(s) of the Borrower or the Guarantor at the Lender.

         "Participant" shall have the meaning set forth at SECTION 8.3 hereof.

         "Payment Event of Default shall have the meaning set forth at SECTION 7.1(b) hereof.

         "Permitted Acquisitions" shall mean acquisitions of assets or capital stock of any Person approved in writing by the Lender and shall include, without limitation, the acquisition of Retail Cellular, Inc.

         "Permitted Indebtedness" shall mean existing indebtedness on terms and conditions acceptable to Lender, as described in SECTION 6.1(e) hereto.

         "Permitted Investments" shall mean (a) investments in property to be used by the Borrower in the ordinary course of business; (b) current assets arising from the sale or

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furnishing of goods and services in the ordinary course of business; (c)
investments (of one year or less) in direct or guaranteed obligations of the United States, or any department or agency thereof; (d) investments (of 90 days or less) in certificates of deposit of the Lender or of national banks having capital, surplus and undivided profits in excess of $500,000,000; (e) investments (of 90 days or less) in commercial paper given the highest rating by Standard and Poor's Bond Rating Index or by Moody's Investor Service or by another similar nationally recognized investment rating service; and (f) advances to employees in the ordinary course of business for the payment of reasonable bona fide, properly documented business expenses to be incurred on behalf of the Borrower not exceeding $5,000 in the aggregate at any one time; and "Permitted Investments" shall include, without limitation, the Borrower's loan in the original principal amount of Five Hundred Thousand Dollars ($500,000.000) to Retail Distributors, Inc.

         "Person" shall mean a corporation, an association, a general or limited partnership, a joint venture, a trust, an organization, any business entity, a natural person or any government or agency or political subdivision thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

         "Prepaid Lines" shall mean Borrower's and Guarantor's prepaid or debit cellular phone service lines with Borrower's and Guarantor's customers.

         "Prime Rate" shall mean the rate of interest announced by the Lender from time to time in Boston, Massachusetts as its "prime rate".

         "Principals" shall mean Anthony D. Autorino and Vincent DiVincenzo.

         "Properties" shall have the meaning set forth at SECTION 3.17.

         "Projections" shall have the meaning set forth at SECTION 3.1(b) hereof.

         "Purchaser" shall have the meaning set forth at SECTION 8.4 hereof.

         "Quarterly Date" shall mean each March 31, June 30, September 30 and December 31.

         "Receivables" means all of the Borrower's and Guarantor's now owned and hereafter acquired rights to payment for goods sold or leased or for services rendered, and all proceeds of any of the foregoing, including but not limited to the following:

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                  a) "Rental Accounts Receivables", which shall mean those
         Receivables arising from rentals of cellular phones to Borrower's and Guarantor's customers; and

                  b) "Prepaid Accounts Receivables", which shall mean those Receivables arising from Borrower's and Guarantor's program for activation/prepayment of cellular phone accounts.

         "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Restricted Payment" shall mean any dividend, distribution, or other payment, direct or indirect, by the Borrower, in cash, property, securities or other assets, to Borrower's or Guarantor's shareholders, to Guarantor or any other Affiliate of the Borrower, including, without limitation, management fees, advances, distributions, reimbursements, dividends, payments of interest or principal, and payments for the purpose of purchasing, retiring or redeeming any ownership or other equity interests in the Borrower or Guarantor or making any distribution or return of capital in respect of such interests; provided that any payment of Premiums (as defined in the Series C Convertible Preferred Stock's Certificate of Designations, Preferences and Rights) upon the conversion of any Series C Convertible Preferred Stock shall not be deemed a Restricted Payment so long as:

         (A) such payment is made in share of the Borrower's common stock; or

         (B) (1) no Event of Default has occurred prior to any such payment, and
         (2) no Event of Default would occur as a result of such payment, and
         (3) Borrower has unused availability under the Revolving Credit Loan of at least Five Hundred Thousand Dollars ($500,000.00); and

provided further that no payment made to (x) a holder of the Borrower's Convertible 5% Notes, or (y) Retail Distributors, Inc. ("RDI") under the Stock Purchase Agreement, Services Agreement or Consulting Agreement, each to be entered into with RDI, shall be deemed to be a Restricted Payment.

         "Revolving Credit Commitment" shall mean $10,000,000.00.

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         "Revolving Credit Loan" shall mean the loan to the Borrower described in SECTION 2.1(a) hereof.

         "SEC" shall mean the Securities and Exchange Commission.

         "Security Agreements" shall have the meaning set forth at SECTION 2.8(a) hereof.

         "Security Documents" shall have the meaning set forth at SECTION 2.8(b) hereof.

         "Stockholder's Equity" shall mean at any time the sum of the following amounts from the Borrower's and Guarantor's consolidated balance sheet prepared in accordance with GAAP:

                  (i) the par or stated value of all outstanding capital stock;

                  (ii) capital surplus; and

                  (iii) retained earnings.

         "Telecom Taxes" shall mean any taxes, interest and penalties, owed by Borrower or Guarantor to federal, state and local taxing authorities for the Borrower's and the Guarantor's telecommunications business or has been described by the Borrower as "Telecom Taxes" in any financial statements delivered to the Lender.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         "Warrant" shall mean the detachable warrant as described in SECTION 2.9 hereof in the form of EXHIBIT E attached hereto.

         1.2 ACCOUNTING TERMS.

         Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred with by the Borrower's independent public accountants) with the most recent financial statements of the Borrower delivered to the Lender. The parties hereto further agree that in the event that any change in accounting principles from those used in the preparation of the financial statements of the Borrower for the year ended December 31, 1998, hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the Accounting Principles Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar

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functions) results in any change in the method of calculation of financial covenants, standards or terms found in this Agreement, the parties hereto agree to enter into negotiations to amend the financial covenants, terms or standards contained in this Agreement to equitably reflect such change in accounting principles with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such change as if such change had not been made. If the parties cannot agree on such an amendment as contemplated under the immediately preceding sentence, then the financial covenants shall be computed without giving effect to such change in accounting principles.

         1.3 OTHER TERMS. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE 2.                 THE LOAN.

         2.1 REVOLVING CREDIT LOAN.

         (a) Loan. Subject to the terms of this Agreement, the Lender agrees to make advances to the Borrower (each such advance being referred to herein as an "Advance" and all such Advances being collectively referred to herein as the "Revolving Credit Loan") from time to time from the Closing Date through and including the Commitment Termination Date in an aggregate principal amount not to exceed the lesser of:

                  i) 70% of Eligible Receivables, plus, through September 30, 1999, $2,000,000.00; or

                  ii)      the amount of the Revolving Loan Commitment;

provided that notwithstanding the foregoing, the Lender shall have no obligation to make an Advance if an Event of Default exists or would result therefrom. Notwithstanding the foregoing, initial availability for Advances under the Loan shall be limited as follows:

                           1) for the first thirty (30) days after the date
                  hereof, availability under the Revolving Loan Commitment shall not exceed $3,000,000.00; and

                           2) after the first thirty (30) days after the date
                  hereof, the availability under the Revolving Loan Commitment shall not exceed $5,000,000.00 until the Borrower provides evidence to the Lender that Borrower has 70,000 Prepaid Lines.

When the Borrower has complied with the requirements set out in Subsections 1) and 2) above, then, subject to the Borrower's compliance with the terms of this
SECTION 2.1(a) and

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so long as Borrower is in full compliance with the terms of this Agreement,
Borrower shall be entitled to borrow the full amount of the Revolving Credit Commitment. The formula and conditions provided in this SECTION 2.1 (a) for the making of Advances are collectively referred to herein as the "Borrowing Base".

         (b) Use of Proceeds. The proceeds of the Loan shall be used by the Borrower for (i) working capital and general corporate purposes; (ii) Permitted Acquisitions and (iii) standby letters of credit not to exceed $1,000,000.00 in the aggregate for periods not to exceed one (1) year, to be evidenced by Borrower's execution of the Lender's standard letter of credit agreements upon terms and conditions mutually agreed upon between Lender and Borrower. The Lender shall have no obligation to make any Advance for acquisitions of any nature if it has not approved the applicable acquisition contemplated by the Borrower.

         (c) Note. The Borrower's obligation to repay the Loan shall be evidenced by the Note and this Agreement, and shall bear interest, mature and be payable as set forth in this Agreement and the Note.

         (d) Advances. Advances shall be made by the Lender at the Borrower's request. If, upon the Lender's receipt of the Borrowing Base Certificate from Borrower for the four (4) week period during which the Advance was made, the Lender determines either that: (i) the Borrower utilized the proceeds of the Advance for purposes which are not permitted by this Agreement; or (ii) the aggregate outstanding Advances exceed the Borrowing Base availability, or (iii) the Advance resulted in or otherwise effected a violation of any of the financial covenants set forth in ARTICLE VI and ARTICLE VII of this Agreement, or (iv) an Event of Default, or an event which upon notice or lapse of time or both would constitute an Event of Default, has occurred and is continuing under the Loan Agreement, then the Borrower shall immediately repay to the Lender the amount of the Advances which exceeds the Borrowing Base as well as the amount of the Advances which was utilized for purposes not permitted by this Agreement.

                  Each request for Advance which is not for working capital or for general corporate purposes shall be in the form attached hereto as EXHIBIT A (a "Borrowing Certificate"). The Lender shall inform the Borrower within three
(3) Business Days after it receives such a request which is not for working capital or general corporate purposes whether it approves the Borrower's proposed use of the Advance. If it approves the use of the Advance, the Lender shall make the requested Advance available to the Borrower on the date approved by the Lender.

         (e) Liquidity Management Control System. The Borrower shall maintain a minimum balance of Ten Thousand Dollars ($10,000.00) with the Bank's Liquidity Management Control System Account. If at any time the balance in said account is less than Ten Thousand Dollars ($10,000.00) the Bank shall be entitled to immediate fund

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same by an automatic advance under the Revolving Credit Loan, without any further authorization from the Borrower. The Borrower shall pay to the Bank a monthly fee of Seven Hundred Fifty Dollars ($750.00) for the LMCS (sweep product) for this account.

         2.2 COMMITMENT FEE AND FACILITY FEE.

         (a) Commitment Fee. In addition to all other sums due hereunder and under the Note, the Borrower shall pay to the Lender on each Quarterly Date beginning June 30, 1999 and continuing through the Commitment Termination Date, a fee (the "Commitment Fee") equal to three-quarters of one percent (3/4%) per annum on the average daily unused portion of the Revolving Credit Commitment. The Commitment Fee shall be calculated on the basis of the actual number of days elapsed over a 360 day year, and shall be payable in arrears.

         (b) Facility Fee. On the Closing Date, the Borrower shall pay a fee (the "Facility Fee") to the Lender in the amount of Seventy-five Thousand Dollars ($75,000.00) in consideration of the time and expense incurred by the Lender in investigating the transactions contemplated hereby.

         2.3 PAYMENTS UNDER THE NOTE; NO DEDUCTIONS.

         (a) All payments made by the Borrower of principal of, and interest on, the Note, and other sums and charges payable hereunder, shall be made to the Lender at its office set forth above, or by debiting by the Lender of the demand deposit account(s) in the name of the Borrower at the Lender, or in such other reasonable manner as may be designated by the Lender in writing to the Borrower, and in any event shall be made in immediately available funds. The Borrower hereby irrevocably authorizes the Lender to so debit any one or more of its demand deposit account(s) for such payments.

         (b) The Borrower's obligation to make all payments provided for in this Agreement and the Note shall be unconditional. Each such payment shall be made without deduction for any claim, defense or offset of any type, including, without limitation, any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

         2.4 PREPAYMENT.

         (a) Optional Prepayments; Reborrowing; Final Payment. The Borrower may from time to time prepay the Loan, without penalty except as set forth in
SECTION 2.4(e) hereof. The Borrower may borrower, repay, and reborrow hereunder, subject to the terms of SECTION 2.1(a) hereof, from the date hereof to and including the Commitment Termination Date. Notwithstanding anything herein to the contrary, all outstanding amounts of Revolving Credit Loan shall be paid in full on the Commitment Termination Date.

         (b) Mandatory Prepayment of Loan. If the Obligations at any time exceed the availability under the Loan, as described in SECTION 2.1(a), then the Loan shall be repaid immediately by Borrower to reduce the outstandings under the Loan so that the Obligations does not exceed the available Revolving Credit Commitment, subject to Borrower's compliance with SECTION 2.1(a) hereof.

         (c) Mandatory Prepayments From Insurance Proceeds. The Borrower shall, from time to time until payment in full of the Loan, within 10 days following the receipt of any payment of proceeds of any insurance policy on account of each separate loss, damage or injury in excess of Fifty Thousand Dollars ($50,000.00) to any tangible property, pay such proceeds to the Lender. Such amounts shall be advanced by the Lender to the Borrower as needed for the repair or replacement of such property upon delivery to the Lender of evidence satisfactory to the Lender of such expenditure or commitment, unless the Lender in its reasonable judgment decides that repair or replacement of the damaged property is not feasible in a reasonable period of time, in which event the Lender may apply such proceeds to the repayment of the Note.

         (d) Mandatory Prepayments From Net Proceeds. Within five (5) Business Days after the closing of the sale or other disposition of any asset or assets of Borrower (excluding the sale of inventory in the ordinary course of business) to any Person from which Borrower derives Net Proceeds, the Borrower shall notify the Lender, and unless the Lender directs otherwise, the Borrower shall make a mandatory prepayment of the Loan in an amount equal to 100% of such Net Proceeds, which prepayments shall be accompanied by a certificate duly executed by an officer of Borrower certifying the amount of Net Proceeds and evidencing in reasonable detail the computations made in determining the amount of Net Proceeds.

         (e) Prepayment Fee. If the Loan is cancelled or completely prepaid within eighteen (18) months of the Closing Date, the Borrower shall pay to the Lender on the date of cancellation or prepayment a prepayment fee of two percent (2%) of the Revolving Credit Commitment (the "Prepayment Fee"), provided, however, if prepayment is from proceeds of the sale of all assets or stock of Borrower, then no Prepayment Fee shall be required.

         2.5 RATE OF INTEREST. Interest on the Loan shall accrue at a rate per annum equal to the Prime Rate (with such interest rate changing on the effective date of each change in the Prime Rate).

         2.6 DEFAULT RATE OF INTEREST.

         Notwithstanding SECTION 2.5 hereof, if an Event of Default shall have occurred and remains outstanding and not waived or cured for sixty (60) days after the occurrence of the Event of Default, then, in such event, to the extent permitted by law, the interest rate applicable to the Loan (the "Default Rate") shall be two percent (2%) in excess of the Prime Rate. Such Default Rate in each case shall continue in effect until six (6) months after all such Events of Default are cured or waived.

         2.7 GUARANTY. The repayment of the Loan shall be guaranteed by the Guarantor, as evidenced by that certain duly executed guaranty in form and substance satisfactory to the Lender and its counsel ("Guaranty").

         2.8 SECURITY FOR THE OBLIGATIONS.

         (a) The Obligations shall at all times be secured by the following agreements, in each case in form and substance satisfactory to the Lender and its counsel:

                  (i) first priority perfected security interests in all of the tangible and intangible personal property of the Borrower and the Guarantor, whether now owned or hereafter acquired by the Borrower and the Guarantor, or in which the Borrower and the Guarantor may now have or hereafter acquire an interest, pursuant to a Security and Assignment Agreement between the Lender and Borrower and pursuant to a Security and Assignment Agreement between the Lender and the Guarantor (collectively, the "Security Agreements");

                  (ii) first priority perfected leasehold mortgages or deeds of trust (collectively, the "Leasehold Mortgages") with respect to all real estate leases in which the Borrower now has or may in the future have an interest in Maryland Heights, Missouri, and Hartford, Connecticut, and Wethersfield, Connecticut, including, without limitation, all locations where Borrower maintains a Calling Station;

                  (iii)    the Guaranty;

                  (iv) first priority perfected security interests in all patents, trademarks and copyrights of each of Borrower and Guarantor, whether now owned or hereafter acquired by Borrower or Guarantor, pursuant to Security Agreements -- Patents, Trademarks and Copyrights, between the Lender and each of the Borrower and the Guarantor (collectively, the "Intellectual Property Security Agreements");

                  (v) Collateral Assignment of all Material Contracts of each of the Borrower and Guarantor, whether now owned or hereafter acquired by each of the Borrower and the Guarantor or in which the Borrower and the Guarantor may now have or hereinafter acquire an interest, pursuant to Conditional Assignment of Licenses and

         Material Contracts between the Lender and each of the Borrower and the Guarantor (collectively, the "Conditional Assignments");

                  (vi) Consent, duly executed, of each of MCI Telecommunications Corporation, WorldCom Technologies, Inc., and Shared Technologies Fairchild, Inc. to the Conditional Assignments;

                  (vii) Assignment of Borrower's Proof of Claim in Bankruptcy Proceedings of SmarTalk TeleServices, Inc., in form and substance appropriate for filing with the applicable United States Bankruptcy Court (the "Conditional Assignment of Proof of Claim");

                  (viii) landlord's waivers and consents in form satisfactory to the Lender by which owners of real estate leased by the Borrower in Maryland Heights, Missouri, and Wethersfield and Hartford, Connecticut, shall consent to the assignment of the leases to the Lender, shall disclaim any right to levy on the Collateral installed on the leased premises, and shall grant to the Lender a right of entry to remove such Collateral in case of an Event of Default; and

                  (ix) such financing statements, assignments, agreements to assign, and other instruments as the Lender may reasonably request in connection with any of the foregoing.

         (b) All agreements and instruments described or contemplated in SECTION
2.7 and this SECTION 2.8, including the Security Agreements, Intellectual Property Security Agreements, the Conditional Assignments, Conditional Assignment of Proof of Claim, the Guaranty, the Leasehold Mortgages, together with any and all other agreements and instruments heretofore or hereafter securing any of the Obligations, are sometimes hereinafter collectively referred to as the "Security Documents", and the term "Collateral" as used herein shall be deemed to include the assets of the Borrower and the Guarantor, any lease of real property covered by any leasehold mortgage or deed of trust, and any mortgage delivered or required to be delivered hereunder. The Borrower shall take such further action and execute such additional documents as may be necessary from time to time to enable the Lender to obtain and maintain the security interests, liens and other rights and benefits contemplated by this
SECTION 2.8.

         2.9 WARRANT. As part of the consideration for the Loan, the Borrower shall execute and deliver to the Lender the Warrant in the form of EXHIBIT E attached hereto, which shall evidence the Borrower's obligation with respect to one hundred fifty thousand (150,000) shares of the common stock of the Borrower at a current price of $10.00, exercisable for ten (10) years from the date of issue and containing a net issuance provision with a put right after the third
(3rd) anniversary hereof. The put is to be the greater of the then market value or Two Hundred Thousand Dollars ($200,000.00).

         2.10 INDEMNIFICATION.

         (a) In the event that at any time after the date of this Agreement any change in any Legal Requirement shall, in the opinion of the Lender, require that the unfunded portion of the Revolving Credit Commitment be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital or equity to be maintained by the Lender or any corporation controlling the Lender, and such Legal Requirement shall have the effect of reducing the rate of return on the Lender's or such corporation's capital or equity, as the case may be, as a consequence of the Lender's obligations hereunder, to a level below that which the Lender or such corporation, as the case may be, would have achieved but for such Legal Requirement (taking into account the Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Lender to be material, and provided that the Lender imposes a similar requirement on a substantial portion of those of its borrowers whose loans are of a size and nature similar to the Loan to the Borrower hereunder, then from time to time, following written notice by the Lender to the Borrower of such Legal Requirement as provided in SUBSECTION (b) of this SECTION 2.10, within forty-five (45) days after demand therefor by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or such corporation, as the case may be, for the reduction described in this SUBSECTION (a) as if such reduction had not occurred.

         (b) If the Lender becomes entitled to claim any additional amounts pursuant to this SECTION 2.10, it shall promptly notify the Borrower of the event giving rise to such entitlement. A certificate setting forth in reasonable detail the computation of the effect on the Lender described in subsection (a) above and the computation of any additional amounts payable pursuant to this
SECTION 2.10 shall be delivered to the Borrower by the Lender promptly after such additional amounts are initial incurred and shall be conclusive in the absence of manifest error. The covenants contained in this Section shall survive until the Loan is paid in full.

         (c) The Lender will not charge the Borrower under this SECTION 2.10 unless the Lender assesses similar charges against a majority of its customers who have outstanding loan commitments.

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note and the making of the Loan and shall be deemed to be restated each time an advance of the Loan is requested by the Borrower) that:

         3.1 FINANCIAL STATEMENTS; SEC FILINGS.

         (a) The Borrower has delivered to the Lender audited financial statements of the Borrower as at December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998. Said financial statements have been prepared in accordance with GAAP consistently applied, and fairly present the financial condition of the Borrower at the dates thereof and the results of the Borrower's operations for the periods covered thereby. Except as set forth in said balance sheets, the Borrower has no material long-term liabilities or other material forward or long-term commitments. Since December 31, 1998, there has been no material adverse change in the condition of the Borrower, financial or otherwise.

         (b) The Borrower has heretofore furnished to the Lender a financial forecast through December 31, 2001 (the "Projections"), which Projections contain projected revenues and operating expenses. The Borrower has prepared the Projections in good faith on the basis of reasonable and prudent assumptions and believes the financial projections set forth therein to be reasonable in light of information known to the Borrower as of the Closing Date. To the best of the Borrower's knowledge, based on information known to the Borrower as of the Closing Date, such Projections do not omit to state any material fact known to the Borrower as of the Closing Date necessary in order to make such Projections not misleading.

         (c) The Borrower has delivered to the Lender copies of the Borrower's:
March 31, 1999 10-Q Quarterly Report; Proxy Statement for its 1999 Annual Meeting dated as of April 30, 1999; and Amended 10-K Annual Report. Said Statements and Reports have been prepared and filed by Borrower in accordance with applicable federal laws, rules and regulations.

         3.2 ORGANIZATION OF BORROWER.

         Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (ii) has the power and authority to own its properties and to carry on its business as now being conducted and as presently contemplated, (iii) is duly qualified to transact business in every jurisdiction where the nature of its activities requires such qualification, and (iv) has the power and authority to execute, deliver and perform its obligations under this Agreement, the Note, the Security Documents and under all other documents, agreements and instruments executed by it in connection with any of the foregoing.

         3.3 AUTHORIZATION. The execution, delivery and performance by the Borrower of its obligations under the Loan Documents have been duly authorized by all requisite corporate action of the Borrower and its officers, directors and stockholders. Except as set forth in Schedule 3.3 annexed hereto, neither the execution and performance of this

Agreement, nor the borrowings hereunder, nor the execution and delivery of any of the Loan Documents will violate (i) to the knowledge of the Borrower, after the Borrower's exercise of reasonable due diligence, any provision of law, (ii) any material order, judgment or decree of any court or other agency of government applicable to the Borrower, (iii) the corporate charter or the bylaws of Borrower, or (iv) any material indenture, agreement or other instrument to which the Borrower is a party, or by which the Borrower is bound. Except as set forth in Schedule 3.3 annexed hereto, the execution, performance and delivery by the Borrower of its obligations under the Loan Documents will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or instrument, or (except as may be permitted by this Agreement) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower pursuant to any such material indenture, agreement or instrument. To the knowledge of the Borrower, after the Borrower's exercise of reasonable due diligence, the Loan Documents constitute the legal, valid and binding obligations of the Borrower, and are enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally.

         3.4 NO CONSENT REQUIRED. Except as set forth on Schedule 3.4 annexed hereto, the Borrower is not required to obtain any order, consent, approval or authorization of, or presently required to make any declaration or filing with, any governmental authority or other Person, as a condition to the execution, delivery and performance of any of the Loan Documents or the granting of the security interests in the Collateral. Except as stated in such schedule, all orders, consents, approvals and authorizations described in such Schedule 3.4 have been duly granted and are in full force and effect on the date hereof.

         3.5 LITIGATION. Except as described on Schedule 3.5 attached hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency (including any arbitration board or tribunal) now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower (nor to Borrower's knowledge does any basis exist for such an action, suit or proceeding) (a) which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Borrower, or (b) which questions the validity of any of the Loan Documents, or any action taken or to be taken pursuant thereto.

         3.6 NO ENCUMBRANCES OR DEFAULTS. Except as set forth on Schedule 3.6 hereto, the Borrower is not a party to any agreement or instrument or subject to any corporate, contractual or other restriction which would materially and adversely affect its business or its ability to perform its obligations under the Loan Documents. There is no default by the Borrower in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

         3.7 GOVERNMENTAL LICENSES AND CONTRACTS. Schedule 3.7 attached hereto lists all material franchises, licenses, consents, permits, approvals and authorizations of local, state and federal public or governmental bodies which as of the Closing Date are necessary with respect to the conduct by the Borrower of its business as presently conducted and as contemplated to be conducted in the future as of the Closing Date (all such franchises, licenses, consents, permits, approvals and authorizations being hereinafter referred to as the "Authorizations"). Unless otherwise indicated on Schedule 3.7, the Borrower has heretofore furnished to the Lender true and accurate copies of each such Authorization listed on Schedule 3.7. All such Authorizations have been obtained and are in full force and effect without any modification, amendment or revocation which would materially adversely affect the conduct of business of the Borrower, and are duly issued in the name of, or validly assigned to, the Borrower. The Borrower has full power and authority to operate thereunder and is in material compliance with all of the terms, provisions and requirements of each of said Authorizations. To the knowledge of the Borrower, none of the Authorizations are the subject of a pending action to modify, amend, terminate or renew an Authorization, and the Borrower has no reason to believe that any of the Authorizations will be revoked or materially and adversely modified, or will not be renewed in the ordinary course. Schedule 3.7 also lists the expiration date of each Authorization obtained by the Borrower.

         3.8 OTHER MATERIAL AGREEMENTS.

         (a) The Borrower has entered into all necessary contracts and agreements for the conduct of its business as presently conducted, including, without limitation, all necessary reseller agreements, distribution agreements, activation agreements, and all necessary agreements for the use of telephone lines and other communications facilities used by it (collectively, the "Material Contracts").

         (b) Schedule 3.8(b) attached hereto accurately and completely lists all material agreements to which the Borrower is a party. All of the foregoing agreements are valid, subsisting and in full force and effect and neither the Borrower nor, to the best knowledge of the Borrower, any other parties thereto are in material default thereunder. True and complete copies of all such agreements, if any, have been delivered by the Borrower to the Lender.

         3.9 REAL ESTATE; PERSONAL PROPERTY.

         (a) The Borrower validly leases, or holds valid easements with respect to, all real estate used by it in connection with its business, including all real estate at which the Call Stations are located. True and accurate copies of all of the Borrower's leases, easements, and other agreements existing as of the Closing Date for the use of real property have been furnished to the Lender, and all such agreements are in full force and effect, without any modification, amendment or termination which would materially adversely affect the financial condition of the Borrower, and no material default exists under any of the foregoing. Schedule 3.9 accurately and completely lists all such leases and easements.

         (b) To the best knowledge of the Borrower, the Borrower's use of real estate does not violate any building codes, zoning restrictions or other laws or regulations governing land use, or any law or Environmental Requirement.

         (c) The Borrower has good title to all of its properties and assets, free and clear of all Liens, except for Liens in favor of the Lender and Liens securing Permitted Indebtedness.


         3.10 CALL CENTERS; OPERATING AREA.

         The Borrower operates its business from two (2) Call Centers, one located at Suite 1100, 100 Constitution Plaza, Hartford, Connecticut 06103, and the other located at 149 Weldon Parkway, Suite 109, Maryland Heights, Missouri. Borrower maintains sales offices at the locations listed on Schedule 3.10.

         3.11 CUSTOMER CONTRACTS.

         The Borrower has heretofore delivered to the Lender true and complete copies of representative samples of forms of customer contracts presently in force, and copies of representative samples of contracts and agreements under which it provides service to its customers.

         3.12 QUALITY OF SYSTEMS. The Borrower's Call Stations have been and, to the extent it will be installed after the date hereof, will be, constructed in accordance with industry standards at the time of installation. The Borrower's Call Stations have the present capacity to service at least 500,000 customers.

         3.13 INDEBTEDNESS AND LIENS. The Borrower does not have any Indebtedness except for Indebtedness permitted by SECTION 6.1 hereof, and there are no Liens on any of the assets of the Borrower, except Liens permitted by
SECTION 6.2 hereof. The Borrower have no material Contingent Obligations except as set forth on Schedule 3.13.

         3.14 TAXES. As of the Closing Date, the Borrower has: (a) filed all tax returns required by law to be filed; and (b) with the exception of Telecom Taxes, paid all taxes, assessments and other governmental charges levied upon its properties, assets and income, other than those not yet delinquent. As of the Closing Date, there are no material unpaid assessments for additional taxes and to the best of the Borrower's knowledge there is no basis therefor.

         3.15 COMPLIANCE WITH APPLICABLE LAWS. The Borrower is in compliance in all material respects with all applicable Federal, state and local laws, including all laws, rules and regulations governing the provision of long distance telephone service, activation of accounts and rentals of portable cellular telephones.

         3.16 ENVIRONMENTAL COMPLIANCE.

         (a) The Borrower has no knowledge that any of the real property leased, controlled or operated by the Borrower (the "Properties") fails to comply with all Environmental Requirements.

         (b) Neither the Borrower, nor to the best of the Borrower's knowledge, any previous owner, tenant, occupant or user of any of the Properties or any other person, has engaged in or permitted any operations or activities upon any of the Properties for the purpose of the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of a material amount of any Hazardous Materials the removal of which is required or the maintenance of which by the Borrower is prohibited or penalized under any Environmental Requirement.

         (c) To the best of the Borrower's knowledge, no Hazardous Material has been or is currently located in, on, under or about any of the Properties in a manner which materially violates any Environmental Requirement or which requires cleanup or corrective action of any kind under any Environmental Requirement.

         (d) No notice of violation, lien, complaint, suit, order or other notice of communication concerning any alleged violation of any Environmental Requirement in, on, under or about any of the Properties has been received by the Borrower or, to the best of the Borrower's knowledge, any prior owner or occupant of any of the Properties which has not been fully satisfied and complied with in a timely fashion so as to bring such Property into full compliance with all Environmental Requirements.

         (e) The Borrower duly holds all permits and licenses, if any, required under any Environmental Requirement to be issued to it by any governmental authority on account of any or all of its activities on any of the Properties and is in full compliance with the terms and conditions of such permits and licenses. To the best of the Borrower's knowledge, no change in the facts or circumstances reported or assumed in the application for or granting of any such permits or licenses exists, which if reported or discovered would result in the revocation of such permits or licenses; and such permits and licenses are in full force and effect.

         (f) No portion of any of the Properties has been listed, designated or identified in the National Priorities List (NPL) or the CERCLA information system (CERCLIS), both as published by the United States Environmental Protection Agency, or any similar list of sites published by any Federal, state or local authority proposed for or requiring cleanup, or remedial or corrective action under any Environmental Requirement.

         3.17 INVESTMENTS; INVESTMENT COMPANY. The Borrower has no Investments other than Permitted Investments. The Borrower is not an "investment company", or a company "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

         3.18 FEDERAL RESERVE SYSTEM REGULATIONS. The Borrower does not own and has no present intention of acquiring, any "margin security" within the meaning of Regulation G (12 CFR Part 207), or any "margin stock" within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System (herein called "margin security" and "margin stock"). None of the proceeds of the Loan will be used, directly or indirectly, by the Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under any of such statutes. Neither the consummation of the Loan hereunder, nor the use, directly or indirectly, of all or any portion of the proceeds thereof, will violate or result in a violation of any provision of any applicable statute, regulation or order of, or any restriction imposed by, the United States of America or by any authorized official, board, department, instrumentality or agency thereof relating to the control of foreign or overseas lending or investment.

         3.19 ERISA COMPLIANCE. Except as set forth on Schedule 3.19, the Borrower has no pension, profit sharing or other similar plan covered by ERISA providing for a program of deferred compensation to any employee. To the knowledge of the Borrower, after the Borrower's exercise of reasonable due diligence, the Borrower is in material compliance with the requirements of ERISA.

         3.20 SOLVENCY OF BORROWER. Entering into this Agreement, making and delivering the Note and the borrowings under this Agreement, do not and will not render the Borrower insolvent; the Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidating of all or a major portion of its property, and the Borrower has no knowledge of any person contemplating the filing of any such petition against it or any of its assets; and after giving effect to the transactions contemplated by this Agreement the Borrower is and will be able to pay its debts as such debts become due and will have and continue to have capital sufficient to carry on its business as presently conducted and as presently contemplated to be conducted.

         3.21 NO MISSTATEMENTS. No statement of fact made by or on behalf of the Borrower in this Agreement or in any certificate or schedule furnished by the Borrower to the Lender pursuant hereto, or otherwise delivered by the Borrower to the Lender, or in any reports or filings delivered by Borrower to the SEC or to Borrower's shareholders, contains any untrue statement of a material fact. There is no fact presently known to the Borrower which has not been disclosed to the Lender which materially affects adversely, nor as far as the Borrower can foresee, will materially affect adversely the property, business, operations or condition (financial or otherwise) of the Borrower.

         3.22 YEAR 2000 MATTERS.

        Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Borrower or any of its Affiliates or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others or with which the computer systems the Borrower or any of its Affiliates interface), and the testing of all such systems and other equipment as so reprogrammed, will be completed by July 1, 1999. The costs to the Borrower and its Affiliates that have not been incurred as of the date hereof:

         a)       for such reprogramming and testing; and

         b) for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000, could not reasonably be expected to result in a Default or Event of Default. Except for any reprogramming referred to above, the computer systems of the Borrower and its Affiliates are, and with ordinary course upgrading and maintenance will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted. Borrower represents only that it is compliant, that it is monitoring the compliance of its business partners and it has no reason to believe that they will not become compliant on a timely basis.

         3.23 PATENTS, TRADEMARKS, ETC.

         All of the Borrower's owned or licensed franchises, patents, domain names, web sites, patent licenses, copyrights, trademarks, service marks, trade names, licenses and permits, and applications for any of the foregoing, and all rights with respect to the foregoing, necessary for the conduct of its business substantially as the same are now conducted, without any known conflict with any rights of others, are described on Schedule 3.23 attached hereto, subject to the rights of third parties under the agreements listed on Schedule 3.23.

         3.24 LABOR RELATIONS; EMPLOYEES.

         Except as described on Schedule 3.24, there are no collective bargaining agreements currently in effect between the Borrower and any labor unions or organizations representing any of the employees of the Borrower. Except as described in Schedule 3.24 hereto, the Borrower has not made any promises or commitments of any kind for: (i) any employment or labor agreement;
(ii) any agreement, arrangement or policy that contains or involves any severance pay or supplemental employment liabilities or obligations, including any bonus, deferred compensation, pension, stock option, profit-sharing, incentive compensation, fringe benefit or retirement plan or other arrangement; or (iii) any personnel-related agreement, guarantee or indemnification which involves, singly or in the aggregate, a potential significant liability. There is neither pending nor, to the Borrower's knowledge, threatened any labor dispute, strike or work stoppage. There is not now pending or, to the Borrower's knowledge, threatened any charge or complaint against the Borrower by the National Labor Relations Board, the Department of Labor or any other federal, state or local labor or employment agency or any representative thereof. There are no arrearage in the payment of any wages, withholding or Social Security taxes, unemployment insurance premiums, or other similar obligations of the Borrower.

ARTICLE 4.                 CONDITIONS OF MAKING THE LOAN.

         4.1 CONDITIONS TO LENDER'S OBLIGATIONS.

         The Lender shall have no obligation to make the initial Advance unless the following conditions are satisfied:

         (a) Representations and Warranties. The representations and warranties set forth in ARTICLE III hereof and in the Security Documents shall be true and correct, and the Borrower shall have performed all obligations which were to have been performed by it hereunder on or prior to the Closing Date;

         (b) Delivery of Documents. The Borrower shall have delivered, or caused to be delivered to the Lender, the following fully executed documents:

                  (i) this Agreement;

                  (ii) the Note;

                  (iii) to the extent not previously delivered to the Lender, the Security Documents, together with any other documents required by the terms thereof; provided, however, that the Landlord's Consents and Waivers may be delivered after the Closing Date so long as the status of the delivery thereof is reasonably satisfactory to the Lender and so long as said Landlord's Consents and Waivers are delivered on or before July 31, 1999, otherwise failure to deliver same shall constitute an Event of Default hereunder; the Lender further agrees to hold the Leasehold Mortgages in escrow, unrecorded, until such time as the Borrower delivers the Landlord's Consents and Waivers and provided further that if Borrower is unable to deliver the Landlord's Consents and Waivers as required hereunder, then the Lender shall return the Leasehold Mortgages to the Borrower;

                  (iv) the Guaranty;

                  (v) a certificate of the Secretary of Borrower certifying to
         (1) the adoption of resolutions by its Board of Directors (and, if necessary, its stockholders) authorizing the execution, delivery and performance by Borrower of this Agreement, the Note, and the Security Documents, and the borrowings thereunder; (2) Borrower's bylaws; and
         (3) officers of Borrower and their signatures;

                  (vi) a copy of Borrower's Articles of Incorporation certified as of a recent date as true and correct by the Secretary of State of Delaware;

                  (vii) a certificate of valid existence for the Borrower issued by the Secretaries of State of Missouri and Delaware;

                  (viii) to the extent not previously delivered to the Lender, the certificates of insurance required by SECTION 5.9 hereof and flood insurance determination;

                  (ix) to the extent not previously delivered, any lease assignments and leasehold mortgages;

                  (x) to the extent not previously delivered, true and correct copies of all Authorizations, material consents, contracts, licenses, permits, instruments and other documents of the Borrower, including those listed in Schedules 3.7, 3.8, and 3.9;

                  (xi) the favorable written opinion of counsel for the Borrower dated the date of this Agreement in form and substance satisfactory to counsel to the Lender;

                  (xii) the Projections;

                  (xiii) Borrowing Base Compliance Certificate in the form of EXHIBIT B attached hereto completed as of the date of the Closing and further completed as of immediately after the disbursements requested in connection with the Closing;

                  (xiv) A completed financial compliance covenant showing that the Borrower satisfies the covenants set forth at SECTIONS 5.6 THROUGH
         5.10 hereof at Closing, in the form of EXHIBIT C annexed, and

                  (xv) such further supporting documents as the Lender may reasonably request.

         (c) Facility Fee. The Borrower shall have paid the Facility Fee concurrently with the consummation of the transactions contemplated by this Agreement and all other expenses required to be paid on the Closing Date;

         (d) Results of Searches. The Lender shall have received written results of searches of the records of the filing offices in each jurisdiction where the Borrower and/or the Guarantor maintains an office, which searches confirm that, as of a date as close to the date hereof as practicable, except as specifically permitted by this Agreement, there are no financing statements, assignments or notices of tax Liens or litigation on file against or with respect to any assets of the Borrower or the Guarantor;

         (e) Other Matters. All legal matters incident to the transactions contemplated hereby shall be satisfactory to counsel for the Lender;

         (f) 10-Q Quarterly Report. The Borrower shall have delivered to the Lender a copy of the Borrower's 10-Q Quarterly Report, as filed with the SEC, for the Fiscal Quarter ending March 31, 1999.

         (g) Shareholders' Approval of Convertible Preferred Stock Offering. The Borrower's shareholders have approved the issuance of 20% or more of the outstanding shares of the Borrower's Common Stock upon the conversion of the Series C Convertible Preferred Stock of the Company and the exercise of certain Warrants to purchase Common Stock of the Borrower by the holder thereof, arising out of the Borrower's $15,000,000.00 Convertible Preferred Stock Offering entered into as of February 5, 1999; and

         (h) SEC Approval. The SEC shall have approved the Borrower's Proxy Statement for its 1999 Annual Meeting, dated as of July 7, 1999 (and the Borrower has delivered a copy of the SEC approved Proxy Statement to the Lender) and the SEC shall have cleared the Borrower's Form 10-K Annual Report as amended.

         4.2 ADDITIONAL CONDITIONS TO LENDER'S OBLIGATION TO MAKE ANY SUBSEQUENT ADVANCES UNDER THE LOAN. The Lender shall have no obligation to make any subsequent Advance of the Loan unless all conditions set forth at SECTION 4.1 have been satisfied, and, in addition, the following conditions are satisfied:

         (a) the provisions of SECTION 2.1(a) shall have been met;

         (b) The Borrower shall have delivered to the Lender a Borrowing Certificate in the form of EXHIBIT A annexed hereto for all Advances which are not for working capital or general corporate purposes; and

         (c) The Lender shall have a first priority security interest in the assets, if any, proposed to be acquired with the proceeds of the advance.

ARTICLE 5.                 AFFIRMATIVE COVENANTS.

         The Borrower covenants and agrees that, from the date hereof and until payment in full of the principal of, and interest on, the Note, and the payment of all other Obligations, the Borrower will and Borrower will cause the Guarantor to:

         5.1 MAINTENANCE OF PROPERTIES.

         (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and all material rights, distributor agreements, licenses, permits, and Authorizations and Material Contracts; (b) comply in all material respects with all material agreements to which either of them is a party, the violation of which could have a material adverse effect upon the Borrower and the Guarantor; (c) at all times maintain, preserve and protect its trade names and preserve all the remainder of its material properties used or useful in the conduct of its business and keep the same in good repair, working order and condition; and (d) from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         5.2 COMPLIANCE WITH LAWS. Comply in all material respects with all applicable local, state and federal laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority. Notwithstanding the foregoing, neither this SECTION 5.2 nor SECTION 5.1 above shall require the Borrower or the Guarantor to comply with laws, rules or regulations while the Borrower or the Guarantor, as the case may be, is in good faith contesting its obligation to do so by appropriate proceedings promptly initiated and diligently conducted, and the Borrower has set aside on its books such reserves as are required by GAAP and are deemed adequate by the Borrower and its independent accountants, and provided further that none of the Borrower's property is seized or attached in connection therewith. Borrower will file with the SEC in a timely matter any and all reports and other documents required of the Borrower under the Security Exchange Act of 1934, as amended and as required under the Securities Act of 1933, as amended.

         5.3 PAYMENT OF TAXES; DEBTS. Except as provided in SECTION 5.19 hereof, pay and discharge as they become due all of its Indebtedness and all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof, unless the Borrower or the Guarantor is contesting any such Indebtedness, levies, taxes, assessments, claims or charges in good faith and has set aside on its books any reserves required by GAAP in respect thereof; provided, however, that in any event all such Indebtedness, claims, levies and charges shall be paid before any property of the Borrower and the Guarantor is seized or attached in respect thereof.

         5.4 REPORTS TO LENDER. Furnish to the Lender:

         (a) Within ninety (90) days of the end of each fiscal year: consolidated and consolidating balance sheets and statements of income, retained earnings and surplus, and a statement of cash flows, together with supporting schedules, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, in each case with an unqualified audited opinion by Rothstein, Kass & Co. of Roseland, New Jersey, or a certified public accountant selected by the Borrower and reasonably acceptable to the Lender, the form of opinion to be also reasonably satisfactory to the Lender, showing the Borrower's and the Guarantor's financial condition at the close of such fiscal year, and the results of operations during such year, and containing a statement to the effect that such accountants have examined the provisions of this Agreement and that, to the best of its knowledge, no covenant default has occurred under any of SECTIONS 5.6 THROUGH 5.13 hereof (or, if such event has occurred, a statement that a covenant default has occurred; provided however, that in issuing such statement, the accountants shall not be required to exceed the scope of normal auditing procedures conducted in connection with its opinion referred to above. Said financial statements shall be accompanied by a certificate in the form of EXHIBIT C attached hereto (the "Compliance Certificate") properly completed by the president or chief financial officer of Borrower. Along with such annual financial statements, the Borrower shall also deliver to the Lender a management letter to the Borrower from its accountants.

         (b) Within forty-five (45) days after the end of each Fiscal Quarter: unaudited balance sheets and statements of income, retained earnings and surplus, and statements of cash flow and sources and uses of funds for such Fiscal Quarter, together with supporting schedules setting forth in each case in comparative form the corresponding figures for the preceding fiscal period of the same duration in the prior fiscal year, in each case prepared by the Borrower and certified by the president or chief financial officer of Borrower, such balance sheets to be as of the close of such Fiscal Quarter, and such statements of Borrower's and Guarantor's income, retained earnings, cash flow and sources and uses of funds to be for the Fiscal Quarter then ended and for the period from the beginning of the then current fiscal year to the end of such Fiscal Quarter (in each case subject to normal audit and year-end adjustments) and to include a comparison of actual results to those set forth in the Projections for such periods. Said financial statements shall be accompanied by:

                  (i) a Compliance Certificate issued by the president or chief financial officer of Borrower and the Guarantor in the form attached hereto as EXHIBIT C;

                  (ii) a statement to the effect that no Event of Default, nor any Unmatured Default, has occurred, without having been waived in writing; or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof or an Unmatured Default, such certificate shall disclose the nature thereof.

         (c) Within thirty (30) days after the end of each month:

                  (i) an unaudited statement of Borrower's and Guarantor's profit of and loss for such month and for the year-to-date period ended at the end of such month; and

                  (ii) a certificate of the chief operating officer or chief financial officer of the Borrower and Guarantor setting forth the following information in reasonable detail with respect to such month: showing cancellations and credits, accounts receivable aging and the year to date activity report; and

                  (iii) Borrower's and Guarantor's accounts receivable reporting and aging; and

                  (iv) a Certificate of the chief operating officer or chief financial officer of the Borrower and Guarantor setting forth the Borrowing Base as of the end of said two weeks in the form of EXHIBIT B annexed hereto; and

         (d) At least thirty (30) days before the end of each fiscal year, a budget for the ensuing year projecting Borrower's and Guarantor's expected revenues, expenses, Net Income, and Capital Expenditures.

         (e) Annually, no later than September 30 of each year, beginning September 30, 1999, and at such other times as requested by the Lender, Borrower's and Guarantor's

Federal Tax Returns in such detail as the Lender may require, and certified as complete by the Borrower and the Guarantor.

         (f) Promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which the Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange; and

         (g) Promptly, from time to time, such other information regarding its operations, assets, business, affairs and financial condition, as the Lender may reasonably request.

         5.5 INSPECTION BY LENDER. Permit agents or representatives of the Lender to inspect, at reasonable hours and upon reasonable notice, its books and records and to make abstracts or reproductions thereof; such inspections to be conducted quarterly at the Borrower's expense.

         5.6 MINIMUM PREPAID LINES.

         Maintain minimum Prepaid Lines commencing April, 1999, as follows, to be tested as follows:

         Time Period                                          Minimum Prepaid Lines
         -----------                                          ---------------------
         As of April 30, 1999                                 33,000

         As of May 31, 1999                                   37,000

         As of June 30, 1999                                  45,000

         As of August 30, 1999                                70,000

         As of September 30, 1999                             100,000

         As of the last day of each                           To increase by an additional 75,000
         Fiscal Quarter thereafter                            Prepaid Lines per Fiscal Quarter

         5.7 MINIMUM CURRENT RATIO. Maintain at all times a minimum Current Ratio, to be tested as follows:

         Time Period                                                      Minimum Current Ratio
         -----------                                                      ---------------------
         June, 1999                                                           0.25 :   1.00
         July, 1999                                                           0.30 :   1.00
         August, 1999                                                         0.35 :   1.00
         September, 1999                                                      0.40 :   1.00
         October, 1999                                                        0.50 :   1.00
         November, 1999                                                       0.60 :   1.00
         December, 1999                                                       0.65 :   1.00
         Fiscal Quarter ending March 31, 2000                                 0.90 :   1.00
         Commencing Fiscal Quarter ending
         June 30, 2000, and thereafter                                        1.00 :   1.00

         5.8 MINIMUM NET INCOME. Maintain minimum Net Income for each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 1999, to be tested quarterly as follows:

         Time Period                                          Minimum Net Income
         -----------                                          ------------------
         October 1, 1999 through
         December 31, 1999                                       $500,000.00

         Each Fiscal Quarter thereafter                          $600,000.00

         5.9 MAXIMUM NET LOSS. Not permit maximum Net Loss to exceed the following amounts, to be tested quarterly:

         Time Period                                          Maximum Monthly Loss
         -----------                                          --------------------
         Fiscal Quarter ending
         June 30, 1999                                         $   3,600,000.00

         Fiscal Quarter ending
         September 30, 1999                                    $   1,800,000.00

         Fiscal Quarter ending
         December 30, 1999 and
         each Fiscal Quarter thereafter                        $0

         5.10 MINIMUM INCREASE TO STOCKHOLDER'S EQUITY. Maintain for each Fiscal Quarter commencing with the quarter ending December 30, 1999, a minimum increase to Stockholder's Equity as follows, to be tested quarterly:

         Time Period                                 Minimum Increase to Stockholder's Equity
         -----------                                 ----------------------------------------
         Fiscal Quarter ending
         December 31, 1999 and
         Each Fiscal Quarter thereafter              $   500,000.00

         5.11 REDUCTION OF TELECOM TAXES. Use its best efforts to reduce Borrower's and Guarantor's combined outstanding Telecom Taxes due and payable, to be reported on by Arthur Andersen LLP on a fiscal quarterly basis, in a report reasonable satisfactory to the Lender in form and substance, which report shall include, at a minimum, a statement of the aggregate outstanding Telecom Taxes as of the end of such fiscal quarter and a statement of the aggregate payments made by each of Borrower and Guarantor to reduce Telecom Taxes during such fiscal quarter.

         5.12 BANK ACCOUNTS. Maintain a depository account at the Lender and maintain sufficient balances on the date payments are due to permit payment in full by the Borrower of all obligations when due under the Note and this Agreement, as authorized by the provisions of SECTION 2.3.

         5.13 CASUALTY AND LIABILITY INSURANCE. Maintain or cause to be maintained property and casualty insurance on its Call Centers and other equipment with such carriers and in such amounts and on such other terms as shall be customarily carried by comparable companies and satisfactory to the Lender in its reasonable judgment, including, without limitation, all insurance required by the Authorizations and Material Contracts, but in any event in the amount approximately equal to or greater than the replacement cost of its Call Centers. The Borrower shall also carry public general comprehensive liability insurance and errors and omissions insurance in a manner and with companies reasonably satisfactory to the Lender and customarily carried by comparable companies in the Borrower's business; but in any event such general comprehensive liability policies shall have a single limit of liability in an amount not less than $1,000,000 for each occurrence and $5,000,000 in aggregate, and such errors and omissions policies shall have a single limit of liability in an amount not less than $1,000,000 per occurrence and $1,000,000 in aggregate. The Borrower shall also carry business interruption insurance in amounts and with companies satisfactory to the Lender in its reasonable judgment. The Lender shall be named as loss payee and additional insured, as applicable, under all such policies, and all such policies, or certificates evidencing the same, shall include a clause prohibiting cancellation or alteration of the policy without thirty (30) days' prior written notice to the Lender. Certificates evidencing such insurance coverage, and stating that the insurer has waived its subrogation rights against the Lender, shall be delivered to the Lender prior to the making of the Loan.

         5.14 ADDITIONAL INTERESTS IN REAL PROPERTY. Forthwith upon the acquisition by Borrower of any real property or of any leasehold or other interest therein, the Borrower shall (a) execute and deliver to the Lender a mortgage, collateral assignment, or other appropriate security instrument, in form suitable for recording and otherwise in form and substance satisfactory to the Lender, such as to grant to the Lender a lien respecting such real property (including any improvements thereon) or interest therein subject only to encumbrances permitted under SECTION 6.2 hereof; and (b) cause to be executed and delivered to the Lender a consent and waiver in form suitable for recording and otherwise in form and substance satisfactory to the Lender, signed by each mortgagee other than the Lender in the case of a fee interest and by each owner or lessor in the case of a leasehold or other interest, whereby such person consents to the installation of Collateral on the premises, agrees that any Collateral installed will remain personal property regardless of the manner of installation, disclaims any title to the Collateral by reason of its installation, waives its right to levy upon the same, subordinates to the Lender any security interest in the Collateral claimed by such person, agrees that the Lender may remove Collateral from or dispose of Collateral on the premises, and grants the Lender a right of entry to do so.

         5.15 NOTICE OF ADVERSE CHANGES AND OTHER MATTERS. The Borrower will promptly notify the Lender within ten (10) days of the occurrence of (i) any development, including, without limitation, developments relating to the Authorizations and Material Contracts, which would materially adversely affect the business of the Borrower or the Guarantor, its properties or affairs, or the ability of the Borrower or the Guarantor to perform its obligations under this Agreement, the Security Documents or the Note, (ii) any material adverse change in the condition of the Borrower or the Guarantor, financial or otherwise, (iii) the institution of proceedings against the Borrower or the Guarantor in any court or before any governmental body which, if adversely determined, would have a material adverse effect upon the Borrower and the Guarantor, and (iv) the occurrence of any Event of Default as defined in ARTICLE VII hereof, and the occurrence of any Unmatured Default.

         5.16 COMPLIANCE WITH ENVIRONMENTAL LAWS.

         (a) The Borrower and the Guarantor shall comply in all respects with all Environmental Requirements and will not generate, store, handle, process, dispose of or otherwise use and will not permit any subtenant or sublessee of Borrower to generate, store, handle, process, dispose of or otherwise use Hazardous Materials in, on, under or about any Property in a manner that could lead or potentially lead to imposition on the Borrower or any lender or any of the Properties of any liability or lien of any nature whatsoever under any Environmental Requirement.

         (b) The Borrower shall notify the Lender promptly in the event of any spill or other release of any Hazardous Material in, on, under or about any of the Properties which is required to be reported to a governmental authority under any Environmental Requirement, will promptly forward to the Lender copies of any notices received by the Borrower relating to any alleged violation of any Environmental Requirement and will promptly pay when due any fine or assessment against the Lender, the Borrower or the Guarantor or any of the Properties relating to any Environmental Requirement.

         (c) If at any time it is determined that:

                           (i) the operation or use of any of the Properties by
                  the Borrower or the Guarantor violates any applicable Environmental Requirement, or

                           (ii) that there is any Hazardous Material located in,
                  on, under or about the Property which under any Environmental Requirement requires special handling by the Borrower or the Guarantor in collection, treatment, storage or disposal or any other form of cleanup or remedial or corrective action, the Borrower shall within thirty (30) days after receipt of notice thereof from a governmental authority (or such other time period as may be specified in the notice sent by such governmental authority) or from the Lender take, at its sole cost and expense, such actions as may be necessary to fully comply in all respects with all Environmental Requirements, provided, however, that if such compliance cannot reasonably be completed within such thirty (30) day period, the Borrower shall commence such necessary action within such thirty (30) day period and shall thereafter diligently and expeditiously comply with all Environmental Requirements.

         (d) If a lien is filed against any Property by any governmental authority resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of the Borrower or for which the Borrower is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Material, then the Borrower will, within thirty (30) days from the date that the Borrower is first given notice that such lien has been placed against the Property either (a) pay the claim and remove the lien or (b) furnish a cash deposit, bond or such other security with respect thereto as is satisfactory in all respects to the Lender in its reasonable judgment and is sufficient to effect a complete discharge of such lien on the Property.

         5.17 FURTHER ASSURANCES. The Borrower and the Guarantor will take any action reasonably requested by the Lender to cause the Lender to enjoy the rights of the Lender under this Agreement and the Security Documents including, if requested by the Lender, executing written confirmations of the security interests, pledges and guarantees under the Security Documents.

         5.18 MANAGEMENT. Antonio D. Autorino will be Chairman and Chief Operating Officer, and Vincent DiVincenzo will be Chief Financial Officer of the Borrower unless either individual resigns or retires and a substitute therefor is chosen by the Borrower with comparable qualifications, experience and reputation within the Borrower's business reasonably acceptable to the Lender and commences management of the Borrower within ninety (90) days after such cessation.

         5.19 PAYMENT OF TELECOM TAXES. The Borrower and the Guarantor will continue to accrue, in accordance with their historical practice, state and local Telecom Taxes based on known rates depending upon the site of origination, and to the extent unpaid the Borrower and Guarantor will accrue related interest on said Telecom Taxes. The Borrower and Guarantor will continue to utilize Arthur Andersen to approach the taxing authorities, in accordance with their historical procedure, to make arrangements for payment of outstanding taxes in the manner in which Borrower and Guarantor have done historically.

         5.20 YEAR 2000 MATTERS. The Borrower will deliver to the Lender any documentation which the Lender may reasonably require to evidence the Borrower's and its material vendors' compliance with Year 2000 requirements.

         5.21 CALCULATION OF FINANCIAL COVENANTS. Notwithstanding anything to the contrary in this Agreement, the calculation of any financial covenant as set forth in this ARTICLE V shall not take into account any effect of either (a) the payment of Premiums with respect to the Borrower's Series C Preferred Stock, or
(b) the Warrant.

ARTICLE 6.          NEGATIVE COVENANTS

         The Borrower covenants and agrees that, until payment in full of the Note and payment of all other Obligations, unless the Lender shall otherwise consent in writing, it will not, and will not permit Guarantor to do so, directly or indirectly:

         6.1 INDEBTEDNESS. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness or liability (including Capital Lease obligations), except:

         (a) Indebtedness to the Lender under the Loan Documents;

         (b) Indebtedness with respect to trade obligations and other normal accruals in the ordinary course of business not yet due and payable, or with respect to which it is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent they have set aside on its books adequate reserves therefor and only so long as no property of the Borrower or the Guarantor is seized or attached in satisfaction of or as security for the Indebtedness;

         (c) Indebtedness with respect to Capital Leases and/or purchase money security interests in an aggregate amount not exceeding One Hundred Thousand Dollars ($100,000.00) outstanding at any one time;

         (d) Current liabilities of the Borrower and the Guarantor (other than for borrowed money) and/or obligations of the Borrower and the Guarantor in respect of performance bonds provided on behalf of the Borrower or the Guarantor, in each case incurred in the ordinary course of business and in accordance with customary industry practice; and

         (e) Permitted Indebtedness, as approved by the Lender, as described on
SCHEDULE 6.1(e) hereto.

         6.2 LIENS. Create, incur, assume or suffer to exist any Liens on any of its assets, now or hereafter owned, other than:

         (a) Liens in favor of the Lender;

         (b) Liens securing the payment of taxes, and other government charges, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which it shall have set aside on its books adequate reserves;

         (c) deposits under worker's compensation, unemployment insurance and social security laws, or to secure statutory obligations, or to secure surety or other similar bonds that the Borrower is required to obtain in the ordinary course of business;

         (d) purchase money security interests and leasehold interests under Capital Leases as permitted by and as limited in amount by SECTION 6.1(c) hereof; and

         (e) Liens securing indebtedness permitted by SECTION 6.1, as listed on
SCHEDULE 6.2(e) hereto.

         6.3 GUARANTEES. Except as otherwise explicitly permitted by this Agreement, guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds to any other Person, through purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging any indebtedness or obligation of such other Person, or otherwise, except endorsements on negotiable instruments for collection in the ordinary course of business.

         6.4 SALE OF ASSETS. Sell, lease, transfer or otherwise dispose of its properties, assets, rights or licenses other than inventory sold in the ordinary course of business.

         6.5 SALE AND LEASEBACK. Enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or the Guarantor shall sell or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property.

         6.6 INVESTMENTS. Purchase or otherwise acquire or hold Investments or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other Person, except Permitted Investments.

         6.7 REORGANIZATION; NAME CHANGE; REDEMPTIONS. Dissolve, liquidate, consolidate with or merge with, or except as permitted by SECTION 6.10 hereof otherwise acquire all or substantially all of the assets or properties of, any other corporation, partnership, business, firm, or other Person, amend its Articles of Incorporation in any way that could have a material adverse effect upon the business of the Borrower or the Guarantor or upon the Lender's rights hereunder or under any Security Document; or make any change in its legal name or the names under which it conducts business; or redeem any of its shares of capital stock.

         6.8 RESTRICTED PAYMENTS. Directly or indirectly declare, order, pay or make any Restricted Payment or set aside any sum of property therefor.

         6.9 TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or assets or the rendering of any service, with or to any Affiliate of the Borrower, except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms not less favorable to the Borrower than would be obtained in a comparable arm's-length transaction with a third party other than such Affiliate.

         6.10 ACQUISITIONS; OFFICES. Acquire assets other than routine purchases of equipment and supplies in the ordinary course of business and acquisitions funded by the Loan; or without the prior written consent of the Lender open any office other than its sales offices and Call Stations listed on Schedule 3.10 attached hereto.

         6.11 OTHER BUSINESSES. Engage, directly or indirectly, in any business other than rental of short-term portable cellular rentals, prepaid or debit cellular services and the provision of activation services, and related communications products and services.

         6.12 SALE OF ACCOUNTS RECEIVABLE. Sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by the Borrower or the Guarantor, with or without recourse, except for collection (including endorsements) and write-offs in the ordinary course of business.

         6.13 PENSION PLANS. Except for existing plans described on Schedule 3.20, enter into or otherwise adopt any pension, profit sharing or other similar plan covered by ERISA providing for a program of deferred compensation to any employee.

ARTICLE 7.        EVENTS OF DEFAULT.

         7.1 EVENTS OF DEFAULT. The happening of any of the following events shall constitute an "Event of Default":

         (a) if any material representation or warranty made herein, or in any report, certificate, financial statement or other instrument furnished by the Borrower or Guarantor in connection with this Agreement, or the borrowing hereunder, shall prove to have been false or misleading when made in any material respect;

         (b) if a default occurs in the payment of:

                  (i) any interest on the Note, or

                  (ii) any fee required to be paid under this Agreement, or

                  (iii) any installment of the principal of the Note or any other Obligations,

in any such case whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise and such default continues for five
(5) days (a "Payment Event of Default");

         (c) if a default occurs in the due observance or performance of any covenant, condition or agreement contained in any of SECTIONS 5.6 THROUGH 5.13 hereof or in ARTICLE VI hereof;

         (d) if a default occurs in the due observance or performance of any covenant, condition or agreement on the part of the Borrower or the Guarantor to be observed or performed pursuant to the terms of this Agreement (excluding those specified in subparagraph (c) above) or pursuant to the terms of the Security Documents and such default shall continue unremedied for thirty (30) days after the earlier of (i) notice thereof by the Lender to the Borrower or the Guarantor or (ii) discovery of such default by the Borrower or the Guarantor; if such default, provided, however, if cannot be cured within thirty
(30) days, then Borrower or Guarantor shall diligently undertake to cure and complete as soon as possible provided the cure period will not exceed ninety
(90) days without the Lender's prior written consent;

         (e) if a default occurs in the payment or performance of any other obligation or liability of either the Borrower or the Guarantor to the Lender, and such default continues past any applicable cure period;

         (f) if a default occurs with respect to any Indebtedness of Borrower or Guarantor to any Person other than the Lender exceeding Fifty Thousand Dollars ($50,000.00) in aggregate principal amount if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, provided that it shall not be an Event of Default if such obligation is being contested in good faith by the Borrower or Guarantor by appropriate proceedings, and the Borrower or Guarantor has set aside adequate reserves with respect thereto or such default is waived by the holder thereof;

         (g) if Borrower, the Guarantor, or any other Person liable in whole or in part for payment of the Obligations shall (i) except at the request of the Lender, apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage (as a debtor) of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if corporate action shall be taken for the purpose of effecting any of the foregoing;

         (h) an involuntary case in respect of the Borrower or the Guarantor under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law which is not vacated or dismissed within thirty (30) days of the entry thereof, or there shall be entered a decree or order in respect of the Borrower or the Guarantor appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or the Guarantor or for any substantial part of the property of the Borrower or the Guarantor or there shall be entered a decree or order in respect of the Borrower or the Guarantor ordering the winding-up or liquidation of the Borrower's or the Guarantor's affairs (any of the foregoing petitions being hereinafter referred to as an "Involuntary Petition");

         (i) a voluntary case commenced by the Borrower or the Guarantor under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or it shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or the Guarantor or for any substantial part of their respective property, or the failure of the Borrower or the Guarantor generally to pay their respective debts as such debts become due in the ordinary course, or the making of a general assignment for the benefit of creditors, or the taking of corporate action by the Borrower or the Guarantor in furtherance of any of the foregoing;

         (j) if a final judgment is rendered for the payment of money in excess of $50,000 against Borrower or the Guarantor, and the same shall remain undischarged, unbonded or uninsured for a period of thirty (30) consecutive days, during which period execution has not been effectively stayed;

         (k) if there occurs any attachment of any deposits or other property of Borrower or the Guarantor in the hands or possession of the Lender, or if there occurs any attachment of any other property of the Borrower or the Guarantor in an amount exceeding Fifty Thousand Dollars ($50,000) which shall not be discharged or effectively stayed within thirty (30) days of the date of such attachment;

         (l) if Borrower or the Guarantor shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer a material adverse amendment to any material Authorization, the loss, termination, amendment, suspension or revocation of which would have a material adverse effect on the operations of the Borrower or the Borrower's or the Guarantor's ability to perform its obligations under this Agreement or the Note which circumstance shall continue for a period of thirty (30) days after the Borrower or the Guarantor discovers such circumstance; or Borrower or Guarantor shall suffer a material adverse change in its operations, finances or business as determined by the Lender in its sole discretion reasonably exercised; or

         (m) termination of the Prepaid Cellular Reseller Agreement dated as of February 19, 1999 between Borrower and MCI Telecommunications Corporation and WorldCom Technologies, Inc.;

         (n) if the Borrower's capital stock is delisted with Nasdaq or any other national securities exchange; or

         (o) if the SEC or the Federal Communications Commission commences investigation of Borrower and such investigation is not terminated in Borrower's favor within ninety (90) days of the commencement thereof.

         7.2 EFFECT OF EVENT OF DEFAULT. If any Event of Default occurs, then at any time thereafter during the continuance of such Event of Default, the Note and any and all other Obligations shall, at the option of the Lender, become immediately due and payable (except that upon the occurrence of an Event of Default described in paragraph (g) or (h) of SECTION 7.1 of this ARTICLE VII, the Note shall become immediately due and payable without any action on the part of the Lender), both as to principal and interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or other evidence of such indebtedness to the contrary notwithstanding. In the event of an acceleration of the Borrower's indebtedness hereunder as a result of the filing of an Involuntary Petition as specified in paragraph (h) of SECTION 7.1 of this
ARTICLE VII, such acceleration shall be rescinded and the Event of Default shall be deemed not to have occurred, and the Borrower's rights hereunder reinstated, if, within sixty (60) days following the filing of such Involuntary Petition, such Involuntary Petition shall have been dismissed or stayed unless said stay is lifted or expires by its terms (in which event such acceleration shall be revived), and there shall exist no other Event of Default under this Agreement.

         7.3 ADDITIONAL REMEDIES. In addition to the foregoing, if any Event of Default occurs, then at any time thereafter during the continuance of such Event of Default the Lender is hereby authorized and empowered to exercise any rights of foreclosure or as otherwise provided for the realization of any security for the Note covered by any of the Security Documents and all other remedies available to the Lender under this Agreement or at law or in equity may be exercised by the Lender at any time and from time to time, whether or not the indebtedness evidenced by the Note shall be due and payable, and whether or not the Lender shall have instituted any foreclosure proceedings or other action for the enforcement of its rights under the Note or any of the Security Documents.

         7.4 CONSENT TO RECEIVER. In addition to the foregoing remedies, the Lender may upon the occurrence and during the continuance of an Event of Default under clause (b) of SECTION 7.1 above, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any of the Loan Documents, or for an injunction against a violation of any of the terms hereof or thereof. If the Lender applies for the employment of, or taking possession by, a trustee, receiver, liquidator or other similar official, of the Borrower to hold or liquidate all or any substantial part of the properties or assets of the Borrower, the Borrower hereby consents to such appointment and agrees to execute and deliver any and all documents requested by the Lender relating to the appointment of such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the voluntary appointment of such an official, by entering no contest to a petition for the appointment of such an official or otherwise, as appropriate under applicable law), sixty (60) days after the occurrence of a Payment Event of Default. No right conferred upon the Lender hereby or by any Loan Document or the Note shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE 8.        SETOFF; ASSIGNMENTS; PARTICIPATIONS

         8.1 SETOFF. In addition to, and without limitation of, any rights of the Lender under applicable law, if any Event of Default occurs and is continuing, any indebtedness of the Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part thereof, shall then be due.

         8.2 SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations under the Loan Documents. Any assignee or transferee of the Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of the Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of the Note or of any note or notes issued in exchange therefor.

         8.3 PARTICIPATIONS.

         (a) Permitted Participants; Effect. The Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to the Lender, the Note, or any other interest of the Lender under the Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender's obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the holder of the Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the Lender's rights and obligations under the Loan Documents. The Borrower shall not be required to pay legal fees or other administrative expenses or other costs or expenses of the Lender or its participants relating to the Participations.

         (b) Benefit of Setoff. The Borrower agrees that each Participant of which the Borrower is notified shall be deemed to have the right of setoff provided in SECTION 8.1 in respect of its participating interest as if the amount of its participating interest were owing directly to it as a lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in SECTION 8.1 with respect to the amount of participating interests sold to each Participant. The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in SECTION 8.1 agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff.

         8.4 ASSIGNMENTS.

         (a) Permitted Assignments. Subject to SECTION 8.4(b) the Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents; provided, that any such assignment (other than an assignment to a Purchaser which is an Affiliate of the Lender) shall be in a minimum amount of $500,000.

         (b) Effect; Effective Date. Upon (i) delivery to the Borrower of a notice of assignment (a "Notice of Assignment"), identifying the Assignee and the aggregate principal amount being assigned, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a lender party to this Agreement and any other Loan Document executed by the Lender and shall have all the rights and obligations of the Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further action by the Borrower or the Lender shall be required to release the transferor Lender with respect to the percentage of the Loan assigned to such Purchaser. Upon consummation of any assignment to a Purchaser pursuant to this SECTION 8.4(b), the transferor Lender and the Borrower shall make appropriate arrangements so that replacement Note(s) are issued to such transferor Lender and new Note or, as appropriate, replacement Note, are issued to such Purchaser, in each case in principal amounts reflecting their respective, portions of the Loan, as adjusted pursuant to such assignment.

         8.5 DISSEMINATION OF INFORMATION. The Borrower authorizes the Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in the Lender's possession concerning the credit-worthiness of the Borrower, provided that such Transferee is first informed of the confidential nature of such information and acknowledges such confidentiality, and provided further that information shall not be disseminated to Persons that the Lender reasonably believes to be actual competitors of the Borrower.

ARTICLE 9.        MISCELLANEOUS

         9.1 SURVIVAL OF WARRANTIES. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by the Lender of the Loan hereunder and the execution and delivery to the Lender of the Note, and shall continue in full force and effect so long as any of the Note or any other Obligations are outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or on behalf of the Borrower or the Lender, shall inure to the benefit of and be binding upon the successors and assigns of the Lender.

         9.2 EXPENSES; INDEMNIFICATION. The Borrower shall reimburse the Lender
(a) for any reasonable costs and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Lender) paid or incurred by the Lender in connection with (i) the preparation, review and execution of the Loan Documents; and (ii) delivery, amendment and modification of the Loan Documents; and (b) for any reasonable costs and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys of the Lender), paid or incurred by the Lender in connection with the collection of the Loan and enforcement of the Loan Documents. Expenses to be reimbursed by the Borrower under this Section include, without limitation, the reasonable cost and expense of obtaining appraisals of real property owned by the Borrower or interests in real property owned by the Borrower described in the Security Documents which appraisals shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions.

         9.3 NONLIABILITY OF LENDER. The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall not have any fiduciary responsibilities to the Borrower. The Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

         9.4 CHOICE OF LAW. The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (and not the law of conflicts) of The Commonwealth of Massachusetts.

         9.5 CONSENT TO JURISDICTION. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or Massachusetts state court sitting in Boston in any action or proceeding arising out of or relating to any Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it now or hereafter has as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.

         9.6 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING,

DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         9.7 WAIVERS AND AMENDMENTS. No amendment, modification or waiver of any provisions of this Agreement, or of the Note, or of the Security Documents shall be effective unless in writing and executed by the Borrower and the Lender. No consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and executed by the Lender, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to or demand of the Borrower, in any case, shall entitle the Borrower to any other or future notice or demand in the same, similar or other circumstances except to the extent provided herein.

         9.8 NO IMPLIED WAIVERS. Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder, or under the Note, or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

         9.9 NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be either mailed by certified mail, return receipt requested or delivered by overnight courier service or facsimile transmission to the applicable party at the following addresses:

         If to the Borrower:

                  Shared Technologies Cellular, Inc.
                  100 Great Meadow Road, Suite 104
                  Weathersfield, Connecticut 06109
                           Attn: Legal Department
                           Fax: (860) 258-2513

         with a copy to:

                  Day, Berry & Howard, LLP
                  260 Franklin Street
                  Boston, Massachusetts 02110
                           Attn: Jeffrey A. Clopeck, Esq.
                           Fax: (617) 345-4745

         If to the Lender:

                  State Street Bank and Trust Company
                  225 Franklin Street
                  Boston, Massachusetts 02110
                           Attn: Michael S. St. Jean, Vice President
                           Fax: (617) 338-4041

         with a copy to:

                  Amy L. Mower, Esq.
                  Cameron & Mittleman
                  56 Exchange Terrace
                  Providence, Rhode Island 02903
                           Fax: (401) 331-5787

or, as to each party, at such other address as shall be designated by such parties in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communication shall be effective three (3) days after deposited in the U.S. Mail or, in the case of delivery by courier, on the date of delivery at the address set forth above.

         9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. This Agreement shall become effective when the parties hereto have signed a copy hereof (whether or not the same or different copies) and shall have delivered the same to the Lender.

         9.11 SAVINGS CLAUSE. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         9.12 HEADINGS. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.




             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the Lender and the Borrower have caused this Agreement to be duly executed by their duly authorized representatives as an instrument under seal, all as of the day and year first above written.


WITNESS:                               STATE STREET BANK AND
                                       TRUST COMPANY


\s\ Keisha Macklin                     By:\s\ Michael S. St. Jean
------------------------                  -------------------------------------
                                          Michael S. St. Jean, Vice President

                                       SHARED TECHNOLOGIES CELLULAR, INC.



\s\ Sean Hayes                         By:\s\ Vincent DiVincenzo
------------------------                  -------------------------------------
                                          Vincent DiVincenzo, Chief Financial
                                              Officer

                             EXHIBITS AND SCHEDULES

Exhibit A             -        Request for Advance

Exhibit B             -        Borrowing Base Certificate

Exhibit C             -        Compliance Certificate

Exhibit D             -        Promissory Note

Exhibit E             -        Warrant

Schedule 3.3          -        Conflicts

Schedule 3.4          -        Required Consents

Schedule 3.5          -        Litigation

Schedule 3.6          -        Encumbrances, Defaults, Restrictions

Schedule 3.7          -        Governmental Licenses and Permits

Schedule 3.8 (b)      -        Other Material Agreements

Schedule 3.9          -        Real Estate

Schedule 3.10         -        Sales Office Locations

Schedule 3.13         -        Indebtedness and Liens; Contingent Obligations

Schedule 3.19         -        Plans covered by ERISA

Schedule 3.23         -        Patent, Trademarks, Copyrights, Licenses, Domain Names

Schedule 3.24         -        Labor Relations; Employees

Schedule 6.1 (e)      -        Permitted Indebtedness

Schedule 6.2 (e)      -        List of liens securing Indebtedness